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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ________)*
                               Castle Brands, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    148435100
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                                 (CUSIP Number)

                                  May 30, 2007
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)

[ X ]   Rule 13d-1(c)

[   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  148435100
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1.  Names of Reporting Person Alydar Capital, LLC

I.R.S. Identification Nos. of above persons (entities only)
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
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3.  SEC Use Only
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4. Citizenship or Place of Organization: Delaware
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Number of               5. Sole Voting Power: 0
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 428,820
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 0
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 428,820
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 428,820
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
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11. Percent of Class Represented by Amount in Row (9) 2.67%
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12. Type of Reporting Person (See Instructions) IA
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CUSIP No.  148435100
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1.  Names of Reporting Person: Alydar Partners, LLC

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
--------------------------------------------------------------------------------
3. SEC Use Only
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4. Citizenship or Place of Organization: Delaware
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Number of               5. Sole Voting Power: 0
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 1,540,000
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 0
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 1,540,000
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 1,540,000
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 9.58%
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12. Type of Reporting Person (See Instructions) IA
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CUSIP No 148435100
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1.  Names of Reporting Person John A. Murphy

I.R.S. Identification Nos. of above persons (entities only)
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only
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4.  Citizenship or Place of Organization: United States
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Number of               5. Sole Voting Power: 0
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 1,540,000
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 0
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 1,540,000
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 1,540,000
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 9.58%
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12. Type of Reporting Person (See Instructions) IN
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CUSIP No.  148435100
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1.  Names of Reporting Person Alydar Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
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2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
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Number of               5. Sole Voting Power: 36,540
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 0
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 36,540
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 0
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 36,540
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
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11. Percent of Class Represented by Amount in Row (9) 0.227%
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12. Type of Reporting Person (See Instructions) PN
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CUSIP No.  148435100
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1.  Names of Reporting Person Alydar QP Fund, L.P.

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only
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4.  Citizenship or Place of Organization: Delaware
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Number of               5. Sole Voting Power: 392,280
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 0
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 392,280
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 0
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 392,280
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
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11. Percent of Class Represented by Amount in Row (9) 2.44%
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12. Type of Reporting Person (See Instructions) PN
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CUSIP No.  148435100
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1.  Names of Reporting Person Alydar Fund Limited

I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) X

(b) [ ]
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3.  SEC Use Only
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4.  Citizenship or Place of Organization: Delaware
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Number of               5. Sole Voting Power: 1,111,180
Shares                 ---------------------------------------------------------
Beneficially            6. Shared Voting Power: 0
Owned by               ---------------------------------------------------------
Each                    7. Sole Dispositive Power: 1,111,180
Reporting              ---------------------------------------------------------
Person With             8. Shared Dispositive Power: 0
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9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 1,111,180
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 6.91%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
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ITEM 1.

(a) Name of Issuer: Castle Brands, Inc.

(b) Address of Issuer's Principal Executive Offices: 570 Lexington Ave., New York, NY 10022

ITEM 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P. and Alydar QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alydar Fund Limited.(1)

(b) Address of Principal Business Office or, if none, Residence: 222 Berkeley Street, 17th Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Castle Brands, Inc., Common Stock and Warrants

(e) CUSIP Number: 148435100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


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(1) John A. Murphy disclaims beneficial ownership of the securities.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Alydar Capital, LLC:  428,820 shares

Alydar Partners, LLC: 1,540,000 shares

Alydar Fund LP:  36,540  shares

Alydar Fund Limited: 1,111,180

Alydar QP Fund LP: 392,280

John A. Murphy(2):  1,540,000 shares

(b) Percent of class: 9.58%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 1,540,000

(iii) Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 1,540,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP N/A


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(2) John A. Murphy disclaims beneficial ownership in the securities.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: June 8, 2007



ALYDAR CAPITAL, LLC
/s/ Paul J. Pitts
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By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member



ALYDAR PARTNERS, LLC
/s/ Paul J. Pitts
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By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member



ALYDAR FUND L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
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By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member



ALYDAR FUND LIMITED

/s/ Paul J. Pitts
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By: John A. Murphy, Director



ALYDAR QP FUND L.P.

By:  ALYDAR CAPITAL, LLC, its General Partner

/s/ Paul J. Pitts
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By: Paul J. Pitts, Attorney-in-Fact for John A. Murphy, its Managing Member